Exhibit 99.1

NEWS RELEASE

NCR Voyix Announces Extension of Cash Tender Offers
for a Portion of its Outstanding Senior Notes

ATLANTA – September 24, 2024 – NCR Voyix Corporation (NYSE: VYX) (“NCR Voyix” or the “Company”) announced today the extension of its previously announced tender offers to purchase up to $1,177,079,565 aggregate purchase price, excluding accrued and unpaid interest, of the Company’s 5.250% Senior Notes due 2030 (CUSIP Nos. 62886EAZ1 and U62886AM5), 5.125% Senior Notes due 2029 (CUSIP Nos. 62886EBA5 and U62886AN3), and 5.000% Senior Notes due 2028 (CUSIP Nos. 62886EAY4 and U62886AL7) (collectively, the “Notes”), subject to prioritized acceptance levels and proration. The tender offers, previously scheduled to expire at 5:00 p.m., New York City time, on September 24, 2024, will be extended to 5:00 p.m., New York City time, on September 26, 2024, and thereafter on a daily basis (such date and time, the “Expiration Date”) until certain conditions are satisfied or waived, including the closing of the previously announced sale of the Company’s Digital Banking segment (the “Digital Banking Sale”). The tender offers are being made upon the terms and subject to conditions described in the Offer to Purchase, dated August 26, 2024 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), which sets forth a detailed description of the tender offers.

As previously announced, as of 5:00 p.m., New York City time, on September 9, 2024 (such date and time, the “Early Tender Date”), the tender offers were oversubscribed, and no additional Notes tendered after the Early Tender Date will be accepted for purchase. Additionally, as previously announced, Notes purchased will be subject to proration. Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on the Early Tender Date. Payment for the Notes that were validly tendered at or prior to the Early Tender Date and that are accepted for purchase will be made on a date promptly following the Expiration Date, subject to the satisfaction of the M&A Condition (as defined below).

The tender offers are subject to the satisfaction or waiver of certain conditions, which are specified in the Offer to Purchase. If any of the conditions are not satisfied (including the condition related to the completion of the Digital Banking Sale described in the Offer to Purchase (the “M&A Condition”)), the Company is not obligated to accept for payment, or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate one or more tender offers. The Company reserves the right to (i) extend or terminate any of the tender offers (including as result of the M&A Condition having not been satisfied), and without extending withdrawal rights, (ii) waive any condition (other than the M&A Condition), and (iii) amend any of the tender offers in any respect, in each case, with respect to one or more tender offers without taking a similar action with respect to any other tender offer.

Information Relating to the Tender Offers

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the dealer managers for the tender offers. Investors with questions regarding the terms and conditions of the tender offers may contact the dealer managers as follows:

Goldman Sachs & Co. LLC	J.P. Morgan
200 West Street	383 Madison Avenue, 6th Floor
New York, New York 10282	New York, New York 10179
Attn: Liability Management	Attn: Liability Management Group
Toll-Free: (800) 828-3182	Toll Free: (866) 834-4666
Collect: (212) 902-5962	Collect: (212) 834-4045

Global Bondholder Services Corporation is the tender and information agent for the tender offers. Any questions regarding procedures for the tender offers or requests for copies of the Offer to Purchase should be directed to Global Bondholder Services Corporation by any of the following means: by telephone at (855) 654-2014 (toll-free) or (212) 430-3774 (collect); by email at contact@gbsc-usa.com.

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful. The tender offers are being made solely pursuant to the Offer to Purchase made available to holders of the Notes.

About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail, restaurant and digital banking industries. NCR Voyix transforms retail stores, restaurant systems and digital banking experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with customers in more than 30 countries across the globe.

Forward Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding the tender offers and the Digital Banking Sale. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results, levels of activity, performance or achievements to differ materially from those contemplated in these forward-looking statements. Investors and others are cautioned not to place undue reliance on forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include the Company’s ability to consummate the tender offers on the terms and timing described herein, or at all, the completion of the Digital Banking Sale and the other risks and uncertainties further described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, and in the Company’s subsequent Quarterly Reports on Form 10-Q, as well as in the Company’s other reports filed with or furnished to the U.S. Securities and Exchange Commission, available at www.sec.gov. Forward-looking statements should be considered in light of these risks and uncertainties. These forward-looking statements speak only as of the date of this press release or as of the date to which they refer, and NCR Voyix assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

News Media Contact
media.relations@ncrvoyix.com

Investor Contact
Alan Katz
alan.katz@ncrvoyix.com

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